Unitrin Chief Financial Officer to leave; interim CFO appointed

CHICAGO, August 12, 2010 (BUSINESSWIRE) Unitrin, Inc. (NYSE: UTR) announced today that Eric J. Draut has resigned his position as Executive Vice President and Chief Financial Officer of Unitrin, effective September 3, 2010, to pursue other opportunities and that he will also resign as a member of Unitrin's board of directors as of the same date. Unitrin has designated Richard Roeske, the Company's Vice President and Chief Accounting Officer, as interim CFO pending completion of a search for a permanent replacement.

Unitrin's Chief Executive Officer, Don Southwell, commented that "Eric Draut has been an outstanding member of Unitrin's senior leadership team since the Company's spin-off from Teledyne in 1990, and his previous positions have included Controller and Treasurer. During his 13 year tenure as Chief Financial Officer, Eric led the spin-off of Curtiss-Wright Corporation to Unitrin's shareholders, the sale of Unitrin's holdings in Litton Industries, Inc. to Northrop Grumman Corporation, and numerous acquisitions, divestitures and financings. He has also been instrumental in the ongoing wind-down of Fireside Bank. We will miss his intelligence, energy and dedication and wish Eric well in his future endeavors."

Mr. Southwell continued that "Rich Roeske has also been with Unitrin for its entire existence as a public company and is a highly skilled professional who will step into the interim CFO role seamlessly. We expect Unitrin's long track record of financial reporting excellence to continue under Rich's leadership."

Unitrin is a diversified insurance holding company, with subsidiaries that provide life, health, auto, homeowners and other insurance products for individuals and small businesses.

Unitrin's principal businesses are:

  Kemper(R)1, which provides auto, homeowners and other insurance products to individuals through a network of independent agents,
  Unitrin Direct, which markets auto and homeowners insurance to consumers via direct mail, the Internet, employer-sponsored employee benefit programs and other affinity relationships,
  Unitrin Specialty, which provides auto insurance through a network of independent agents and brokers to individuals and small businesses which have had difficulty procuring insurance through traditional channels, usually due to adverse driving records or claim or credit histories, and
  Unitrin's Career Agency Companies, which specialize in the sale of life insurance products to persons of modest incomes through a network of employee agents.

Additional information about Unitrin is available by visiting its website http://www.unitrin.com/

1 Kemper(R) is a registered service mark of Unitrin, Inc.

SOURCE: Unitrin, Inc.

Unitrin, Inc.

Frank J. Sodaro, (312) 661-4930

investor.relations@unitrin.com